Exhibit 99.1

Colgate Appoints Stanley J. Sutula as Chief Financial Officer

Henning Jakobsen to Retire December 31, 2020

NEW YORK--(BUSINESS WIRE)--October 30, 2020--Colgate-Palmolive Company (NYSE:CL) announced today the appointment of Stanley J. Sutula, currently Executive Vice President and Chief Financial Officer of Pitney Bowes Inc., to succeed Henning Jakobsen as Chief Financial Officer, effective November 9, 2020. To ensure a smooth transition, Mr. Jakobsen will assume the role of Senior Vice President until his retirement date, December 31, 2020.

Mr. Sutula has served as Executive Vice President and Chief Financial Officer at Pitney Bowes Inc. since February 2017 and previously spent 28 years at IBM Corporation. He is a skilled and experienced executive with an extensive background in corporate finance, financial planning and operations, tax, strategic planning and risk management. While at Pitney Bowes, Mr. Sutula championed the use of technology and data analytics within the finance organization, which in turn, helped deliver three consecutive years of constant-currency revenue growth. His tenure at IBM included financial management roles of increasing responsibility, culminating in service as IBM’s Vice President and Controller. At IBM, he led large, global, corporate and business unit teams and honed his extensive background in finance, accounting, treasury, financial planning and analysis, audit, risk and compliance. Mr. Sutula graduated from Northeastern University in 1988 with a Bachelor of Science degree in Finance and Management. He went on to receive a Masters of Business Administration in Finance from the Fordham Gabelli School of Business in 1995.

Mr. Jakobsen, who has served as Colgate’s Chief Financial Officer since May 2018, was previously Vice President and Corporate Controller from October 2017 to May 2018. He first joined Colgate in 1989 and has held key financial positions for the Company's European and North American business units, as well as General Manager assignments in Africa and Europe. From 2006 to 2011 he left Colgate to become Chief Financial Officer of Chr. Hansen, a Denmark-based multinational bioscience organization, before returning in 2011.

Noel Wallace, Colgate’s Chairman, President and Chief Executive Officer, commented, "Colgate is deeply grateful for Henning’s business and financial leadership as CFO and throughout his leadership career at Colgate. We have benefited from his broad international business knowledge and financial acumen. We look forward to Stan’s leadership as CFO, as he brings deep technical expertise from his proven track record leading finance and shaping business strategy at Pitney Bowes, and his many years at IBM.”

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About Colgate-Palmolive: Colgate-Palmolive Company is a caring, innovative growth company reimagining a healthier future for all people, their pets and our planet. Focused on Oral Care, Personal Care, Home Care and Pet Nutrition and reaching more than 200 countries and territories, Colgate teams are developing and selling health and hygiene products and pet nutrition offerings essential to society through brands such as Colgate, Palmolive, elmex, meridol, Tom’s of Maine, hello, Sorriso, Speed Stick, Softsoap, Irish Spring, Protex, Sanex, Filorga, eltaMD, PCA Skin, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. Colgate seeks to deliver sustainable profitable growth and superior shareholder returns and to provide Colgate people with an innovative and inclusive work environment. Colgate does this by developing and selling products globally that make people’s lives healthier and more enjoyable and by embracing its sustainability, diversity, equity and inclusion and social responsibility strategies across the organization. For more information about Colgate’s global business, its efforts to improve the oral health of children through its Bright Smiles, Bright Futures program and how the Company is building a future to smile about, visitwww.colgatepalmolive.com. CL-C

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